Exhibit 99.1

i2 Announces Directors’ Nominations for 2008 Annual Meeting of Stockholders

Two of the nominees expected to succeed two current directors who intend to not stand for re-election

DALLAS – February 22, 2008 – i2 Technologies, Inc. (NASDAQ:ITWO), the supply chain results company, today announced that after a review of several qualified candidates, the nominating and governance committee of the i2 board of directors has recommended three individuals, Lloyd G. Waterhouse, J. Coley Clark and Richard L. Hunter, for election to the Company’s board of directors at the Company’s 2008 annual meeting of stockholders. The full i2 board of directors has adopted the recommendations of the nominating and governance committee. These nominees are expected to be included in the Company’s proxy statement for its 2008 annual meeting of stockholders.

Waterhouse is a current member of the i2 board of directors while J. Coley Clark and Richard L. Hunter are expected to replace two current board members, Harvey B. Cash and Michael E. McGrath, who notified the Company earlier this year of their intention to not stand for re-election at the 2008 annual meeting of stockholders. Their respective service on the board of directors is expected to terminate as of immediately prior to the annual meeting.

Cash has served on the board of directors since January 1996 and McGrath since August 2004. Cash is the chairman of the compensation committee and a member of the nominating and governance committee. McGrath served as i2 chief executive officer and president from February 2005 until July 2007.

Clark joined BancTec, Inc. in September 2004 as president and chief executive officer. In June, 2007, he was appointed chairman of the board and chief executive officer. Prior to joining BancTec, Clark spent more than 30 years at Electronic Data Systems Corporation. He assumed responsibility for the Financial Industry Group in 1986, and was named a corporate officer in 1989 and was subsequently appointed a senior vice president in 1996. In 2004, Clark retired from EDS as senior vice president and head of the Financial and Transportation Industry Group.

Hunter is currently vice president, Global Consumer Services and Support, of Dell, Inc. Prior to his current position, Hunter was the vice president, Americas Operations, of Dell, Inc. from October 2000 to May 2006.

The Company has not yet set the date for its 2008 annual meeting of stockholders.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the nomination of candidates for the board of directors. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 6, 2007 and the Annual Report on Form 10-K filed March 30, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For further information, please contact:

Beth Elkin	Tom Ward
i2 Corporate Communications	i2 Investor Relations
Beth_elkin@i2.com	tom_ward@i2.com
469-357-4225	469-357-3854